Exhibit 8(u)

TRANSFER AGENCY AGREEMENT

This TRANSFER AGENCY AGREEMENT (“Agreement”) is made as of March 29, 2010 by and between PNC GLOBAL INVESTMENT SERVICING (U.S.) INC., a Massachusetts corporation (“PNC”), and BlackRock Funds III, a Massachusetts business trust (the “Fund”).

WITNESSETH:

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PNC wishes to furnish such services as more fully described herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions. As Used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“CEA” means the Commodities Exchange Act, as amended.

(e)	“Oral Instructions” means oral instructions addressed to PNC and received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person. PNC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)	“SEC” means the Securities and Exchange Commission.

(g)	“Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(h)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(i)	“Written Instructions” means (i) written instructions signed by an Authorized Person (or a person reasonably believed by PNC to be an Authorized Person) and addressed to and received by PNC or (ii) trade instructions transmitted to and received by PNC by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access. Written Instructions may be delivered by hand, mail, tested telegram, cable, telex, facsimile sending device or as set forth in sub-item (ii) above.

2.	Appointment. The Fund hereby appoints PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PNC accepts such appointment and agrees to furnish such services.

3.	Compliance with Laws. In performing its duties as described herein, PNC will (i) act in a manner not inconsistent with the Fund’s most recent Prospectuses and Statements of Additional Information and all amendments and supplements thereto (as presently in effect and as from time to time amended and supplemented) and resolutions of the Fund’s Board of Trustees of which PNC is informed by the Fund and (ii) comply with all applicable requirements of the Securities Laws and of any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PNC hereunder. Except as specifically set forth herein, PNC assumes no responsibility for compliance by the Fund or any other entity.

4.	Instructions.

(a)	Unless otherwise provided in this Agreement, PNC shall act only upon Oral Instructions or Written Instructions.

(b)	PNC shall be entitled to reasonably rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement.

(c)	The Fund agrees to forward to PNC Written Instructions confirming Oral Instructions so that PNC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PNC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PNC’s ability to rely upon such Oral Instructions.

5.	Right to Receive Advice.

(a)	Advice of the Fund. If PNC is in doubt as to any action it should or should not take, PNC may request directions or advice, including Oral Instructions or Written Instructions, from or on behalf of the Fund.

(b)	Advice of Counsel. If PNC shall be in doubt as to any question of law pertaining to any action it should or should not take, PNC may request advice at its own cost from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PNC, at the option of PNC).

Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PNC receives from or on behalf of the Fund, and the advice it receives from counsel pursuant to Section 5(b), PNC may rely upon and follow the advice of counsel.

(c)	Protection of PNC. PNC shall be indemnified by the Fund and without liability for any action PNC takes or does not take in reasonable reliance upon directions or advice or Oral Instructions or Written Instructions PNC receives from or on behalf of the Fund or from counsel pursuant to paragraph (b) of this Section 5 and which PNC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this Section 5 shall be construed so as to impose an obligation upon PNC to seek such directions or advice or Oral Instructions or Written Instructions.

6.	Books and Records. The books and records pertaining to the Fund, which are in the possession or under the control of PNC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. Such books and records shall, to the extent practicable, be maintained separately for each Portfolio of the Fund. The Fund, Authorized Persons and the Fund’s authorized representatives shall have access to such books and records at all times during PNC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PNC to the Fund or to an authorized representative of the Fund, at the Fund’s expense.

7.	Confidentiality.

(a)	Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”) and neither party shall use the other party’s Confidential Information for any purpose other than in connection with the performance of this Agreement. Confidential Information shall include:

(i)	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PNC;

(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PNC a competitive advantage over its competitors;

(iii)	all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)	anything designated as confidential.

(b)	Notwithstanding the foregoing, information shall not be subject to the foregoing obligations set forth in this Section 7 if:

(i)	it was already known to the receiving party at the time it was obtained;

(ii)	it is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	it was rightfully received from a third party who, to the best of the receiving party’s knowledge, was not under a duty of confidentiality;

(iv)	it is released by the protected party to a third party without restriction;

(v)	it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted);

(vi)	release of such information by PNC is necessary in connection with the provision of services under this Agreement;

(vii)	it is relevant to the defense of any claim or cause of action asserted against the receiving party;

(viii)	it is Fund information provided by PNC in connection with an independent third party compliance or other review; or

(ix)	it has been or is independently developed or obtained by the receiving party.

8.	Cooperation with Accountants. PNC shall cooperate with the Fund’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as reasonably required by the Fund from time to time.

9.	PNC System. PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Fund. Notwithstanding the foregoing, the parties acknowledge that the Fund shall retain all ownership rights in Fund data which resides on the PNC System.

10.	Disaster Recovery. PNC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PNC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PNC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.	Compensation.

(a)	As compensation for services rendered by PNC pursuant to this Agreement, the Fund will pay to PNC a fee or fees as may be agreed to in writing from time to time by the Fund and PNC.

(b)	PNC shall establish certain cash management accounts (“Service Accounts”) required to provide services under this Agreement. The Fund acknowledges (i) PNC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited, investment accounts maintained at an affiliate or client of PNC; (ii) balance credits earned with respect to the amounts in such Service Accounts (“Balance Credits”) will be used to offset the banking service fees imposed by the cash management service provider (the “Banking Service Fees”); (iii) PNC shall retain- any excess Balance Credits for its own- use;- and (iv) Balance Credits will be calculated and applied toward the Fund’s Banking Service Fees regardless of the Service Account balance sweep described in Section 11(b)(i).

(c)	PNC may use the services of third-party vendors in connection with the issuance of redemption and distribution checks and may receive benefits obtained from any arrangements with such vendors, including any commission or return on float paid to it by any such vendors, provided however, PNC shall on a monthly basis pay to the Fund an amount equal to 90% of the redemption and distribution check balances held by such vendors multiplied by the current Treasury Bill Rate less thirty basis points (i.e., 90% of balances x (T-Bill – 30 basis pts.)).

(d)	The Fund hereby represents and warrants to PNC that (i) in terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PNC or to the advisor or sponsor or another affiliate of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12.	Indemnification.

(a)

The Fund agrees to indemnify, defend and hold harmless PNC and its affiliates, including their respective officers, directors and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act taken or omitted by or on behalf of PNC in connection with the provision of services to the Fund, provided that in each case in which indemnification is sought PNC has not acted contrary to the standard of care set forth in Section 13(a) of this

Agreement. Neither PNC, nor any of its affiliates, shall be indemnified against any liability to the Fund or its shareholders (or any expenses incident to such liability) arising out of PNC’s or its affiliates’ own willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of its duties under this Agreement, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have arisen out of PNC’s or its affiliates’ own willful misfeasance, bad faith, negligence or breach of this Agreement. The obligations of each Portfolio under this Section 12(a) shall be the several (and not joint or joint and several) obligation of each Portfolio.

(b)	PNC agrees to indemnify, defend and hold harmless the Fund and its affiliates, including their respective officers, directors and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorney’s fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly out of PNC’s willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of PNC’s duties under this Agreement.

(c)	The provisions of this Section 12 shall survive termination of this Agreement.

13.	Responsibility of PNC.

(a)	PNC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PNC in writing. PNC shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PNC shall not be liable for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, negligence or breach of this Agreement on PNC’s part in the performance of its duties under this Agreement.

(b)	Notwithstanding anything in this Agreement to the contrary, (i) PNC shall not be responsible or liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; (ii) PNC shall be responsible (pursuant to the standard of care set forth in Section 13(a) of this Agreement) for the accuracy of files containing monthly statement information or other information (if any) that PNC is required to produce and provide electronically to the Fund pursuant to this Agreement, but in no event shall PNC be responsible or liable for the accuracy or inaccuracy of any subsequent indexing and presentation by any entity other than PNC of such monthly statement information or other information or for any subsequent data integrity errors in such monthly statement information or other information; and (iii) subject to Section 13(a) of this Agreement, PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice or instrument believed by PNC to be genuine.

(c)	Notwithstanding anything in this Agreement to the contrary, neither PNC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PNC or its affiliates.

(d)	The provisions of this Section 13 shall survive termination of this Agreement.

14.	Description of Services.

(a)	Services Provided on an Ongoing Basis, If Applicable.

(i)	Calculate 12b-1 payments;

(ii)	Maintain shareholder registrations;

(iii)	Review new applications and correspond with shareholders to complete or correct information;

(iv)	Direct payment processing of checks or wires;

(v)	Prepare and certify stockholder lists in conjunction with proxy solicitations;

(vi)	Countersign share certificates;

(vii)	Prepare and mail to shareholders confirmation of activity;

(viii)	Calculate front-end sales charges and deferred sales charges payable in connection with the purchase of Series A Investor Class Shares and Series B Investor Class Shares, respectively, and provide for the payment of all such sales charges to or on behalf of the Fund’s distributor (unless otherwise instructed by the Fund or the Fund’s distributor);

(ix)	Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(x)	Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PNC;

(xi)	Provide periodic shareholder lists and statistics to the Fund;

(xii)	Provide detailed data for underwriter/broker confirmations in accordance with such procedures as may be agreed between the Fund and PNC;

(xiii)	Prepare periodic mailing of year-end tax and statement information;

(xiv)	Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

(xv)	Perform other participating broker-dealer shareholder services as agreed upon from time to time;

(xvi)	Accept and post daily Share purchases and redemptions;

(xvii)	Accept, post and perform shareholder transfers and exchanges;

(xviii)	Issue and cancel Share certificates (when requested in writing by the shareholder); and

(xix)	Upon reasonable request, furnish monthly reports of transactions in Shares reflecting such information as agreed between the Fund and PNC from time to time.

(b)	Purchase of Shares. PNC shall issue and credit an account of an investor, in the manner described in the Portfolio’s prospectus, once it receives:

(i)	A purchase order in completed proper form;

(ii)	Proper information to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Portfolio’s custodian.

(c)	Redemption of Shares. PNC shall process requests to redeem Shares as follows:

(i)	All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Portfolio’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PNC reasonably may deem necessary.

(ii)	PNC reserves the right to refuse to transfer or redeem Shares until it is reasonably satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the reasonable refusal, in good faith, to process transfers or redemptions which PNC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)	When Shares are redeemed, PNC shall deliver to the Portfolio’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PNC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)	PNC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PNC and the Fund.

(v)	When a broker-dealer notifies PNC of a redemption desired by a customer, and the Custodian provides PNC with funds, PNC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

(vi)	PNC shall not process or effect any redemption requests with respect to Shares after receipt by. PNC or its agent of notification of the suspension of the determination of the net asset value of the applicable Portfolio.

(d)	Dividends and Distributions. Upon receipt of a resolution of the Fund’s Board of Trustees authorizing the declaration and payment of dividends and distributions, PNC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Portfolio’s prospectus. Such issuance or payment, as well as payments upon redemption as described in sub-section (c) above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PNC shall mail to the Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. Only upon Written Instructions, PNC shall prepare and deliver written statements required to be issued pursuant to Section 19(a) of the 1940 Act. PNC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

(e)	Shareholder Account Services.

(i)	PNC may arrange, in accordance with the Portfolio’s prospectus and such procedures and controls as are mutually agreed upon from time to time among the Fund, PNC and the Custodian for issuance of Shares obtained through:

-	Any pre-authorized check plan; and

-	Direct purchases through broker wire orders, checks and applications.

(ii)	PNC may arrange, in accordance with the Portfolio’s prospectus and such procedures and controls as are mutually agreed upon from time to time among the Fund, PNC and the Custodian for a shareholder’s:

-	Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

-	Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or

-	Redemption of Shares from an account with a checkwriting privilege.

(f)	Communications to Shareholders. (i) Upon timely Written Instructions, PNC shall mail communications by the Fund to its shareholders, including, without limitation:

(A)	Reports to shareholders;

(B)	Confirmations of purchases and redemptions of Shares;

(C)	Quarterly statements or (subject to the second sentence of sub-item (ii) below) monthly statements;

(D)	Dividend and distribution notices; and

(E)	Tax form information.

(ii)	Upon timely Written Instructions PNC will, with respect only to shareholder accounts that are maintained on PNC’s Order Entry Pass institutional transfer agency system (but not its other transfer agency systems) (“OEP System”), provide the Fund with monthly statement information from the OEP System which information relates to such shareholder accounts by the fifth business day of each month in a mutually agreeable electronic format. PNC will continue to mail associated monthly statements to shareholders whose monthly statement information is provided electronically to the Fund pursuant to the preceding sentence, except that PNC will not mail such monthly statements to such shareholders if such shareholders request via appropriate electronic means acceptable to the Fund and PNC that PNC suppress such mailings.

(iii)	PNC will answer such correspondence from shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between PNC and the Fund.

(g)	Records. PNC shall maintain records of the accounts for each shareholder showing the following information:

(i)	Name, address and United States Tax Identification or Social Security number;

(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)	Historical information regarding the account of each shareholder, including: (a) information relating to dividends and distributions paid, (b) the date and price for all transactions relating to a shareholder’s account, and (c) information necessary to calculate, in accordance with the Fund’s registration statement, the appropriate contingent deferred sales charge (“CDSC”) payable with respect to Series B Investor Class Shares;

(iv)	Any stop or restraining order placed against a shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for PNC to perform any calculations required by this Agreement.

With respect to shareholder accounts maintained on the OEP System, PNC shall maintain sub-accounts for each shareholder requesting such services in connection with Shares held by such shareholder in separate accounts on the OEP System. Each such sub-account shall contain the same information as that described above for accounts.

(h)	Lost or Stolen Certificates. PNC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

(i)	The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PNC; and

(ii)	Completion of a release and indemnification agreement signed by the shareholder to protect PNC and its affiliates.

(i)	Shareholder Inspection of Stock Records. PNC will, upon request from a Portfolio shareholder to inspect stock records, notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PNC has acted contrary to Fund instructions, the Fund agrees to and does hereby release PNC from any liability for reasonable refusal of permission for a particular shareholder to inspect the Fund’s stock records.

(j)	Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PNC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(k)	Lost Shareholders. PNC shall perform such services as are required in order to comply with rule 17Ad-17 of the 1934 Act (the “Lost Securityholder Rule”), including, but not limited to, those set forth below. PNC may, in its sole discretion, use the services of a third party to perform some of or all such services.

(i)	documentation of search policies and procedures;

(ii)	execution of required searches;

(iii)	tracking results and maintaining data sufficient to comply with the Lost Securityholder Rule; and

(iv)	preparation and submission of data required under the Lost Securityholder Rule.

“Lost Shareholder” services will not be performed by PNC on any shareholder accounts that are broker-controlled accounts where PNC is not able to identify and depict “RPO” status. Except as set forth above, PNC shall have no responsibility for any escheatment services.

(l)	Retirement Plans and Educational Savings Accounts.

(i)	In connection with Traditional, SEP, Roth, and SIMPLE individual retirement accounts (“IRA accounts”), 403(b)(7) custodial accounts, money purchase and profit sharing plans and Single Participant “k” plan accounts (“Qualified Plans”) (collectively, the “Retirement Plans”) and Coverdell educational savings accounts (“ESA Accounts”) all within the meaning of Section 408, 403(b)(7), 401, and 530 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Fund for which contributions of the Fund’s shareholders (the “Participants”) are invested solely in Shares of the Fund, PNC shall provide the following administrative services:

(A)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)	Record method of distribution requested and/or made;

(C)	Receive and process designation of beneficiary forms requests;

(D)	Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)	Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan and ESA Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to Participant/Beneficiary, as applicable; and

(F)	Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

(ii)	PNC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.

(iii)	With respect to the Retirement Plans, PNC shall provide the Fund with the associated Retirement Plan documents for use by the Fund and PNC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

(m)	Print Mail. The Fund hereby engages PNC as its exclusive print/mail service provider with respect to those items and for such fees as agreed to from time to time in writing by the Fund and PNC.

(n)	Proxy Advantage. The Fund hereby engages PNC as its exclusive proxy solicitation service provider with respect to those items and for such fees as agreed to from time to time in writing by the Fund and PNC. If so agreed from time to time in writing by the Fund and PNC, such services may include mailing proxy statements and proxy cards to shareholders.

(o)	Internet Account Management Services. PNC shall provide to the Fund the services specified in Exhibit B attached hereto and made a part hereof, subject to and in accordance with the terms set forth in such Exhibit B, as such Exhibit B may be amended from time to time.

(p)	Wrap Processing Services. With respect to Shares attributable to the Wrap Program as defined below), instead of the services set forth in this Agreement, PNC shall perform the services specified in Exhibit C attached hereto and made a part hereof, subject to and in accordance with the terms set forth in such Exhibit C, as such Exhibit C may be amended from time to time, for the benefit of the “Wrap Program Participants” (as defined below) who maintain Shares through Wrap Programs (“Wrap Processing Services”). PNC may subcontract with “Clients” (as defined below) to link PNC’s system with the Clients, in order for Clients to maintain Fund Share positions for each Wrap Program Participant and/or perform certain services identified in Exhibit C. For purposes of this Section 14(p) and Exhibit C, the following terms have the following meanings: “Clients” means financial institutions which offer Wrap Programs; “Wrap Programs” means mutual funds-only asset allocation, supermarket and/or other similar products offered by Clients which require sub-transfer agent and sub-accounting services; “Wrap Program Participants” means customers of Clients to whom Wrap Programs are offered. The Fund’s obligation to pay PNC for Wrap Processing Services shall survive the termination of this Agreement and continue for so long as there are assets in the Omnibus Accounts (i.e., the Omnibus Accounts referenced in Exhibit C attached hereto) attributable to Shares. In the event of a conflict between (i) the specific terms of this Section 14(p) and/or Exhibit C and (ii) the remaining provisions of this Agreement, the terms of this Section 14(p) and Exhibit C control as to the services set forth in this Section 14(p) and Exhibit C.

(q)	Anti-Money Laundering.

(i)

PNC shall perform reasonable actions necessary to help the Fund be in compliance with United States federal anti-money laundering (“AML”) laws applicable to mutual funds (i.e., the Bank Secrecy Act as amended by the USA PATRIOT Act of 2001) as follows: (A) establish and implement written policies, procedures and internal controls reasonably designed to prevent the Fund from being used to launder money or finance terrorist activities; (B) provide for independent testing, by an employee who is not responsible for the operation of PNC’s AML program or by an outside party, for compliance with PNC’s established AML policies and procedures; (C) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PNC’s AML program; and (D) provide ongoing training of PNC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Fund, PNC shall provide to the Fund: (X) a copy of PNC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to Confidential Information under this Agreement); (Y) at the option of PNC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (Z) a summary of the AML training provided for appropriate PNC personnel. PNC agrees to permit inspections relating to PNC’s AML program by United States federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to PNC’s AML program as such examiners shall reasonably request.

(ii)	To help the Fund comply with its requirements to establish and implement a due diligence program for “foreign financial institution” accounts (which the Fund is required to have under regulations issued under Section 312 of the USA PATRIOT Act), PNC will do the following with respect to the Fund:

(A)	Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 103.175(h)) (“Foreign Financial Institution”);

(B)	Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(C)	Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;

(D)	Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(E)	Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(F)	Adopt and operate enhanced due diligence policies, where necessary, as may be required by future regulations pending for Foreign Financial Institution accounts;

(G)	Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(H)	Report to the Fund about measures taken under (A)-(G) above.

Notwithstanding anything in this Agreement or otherwise to the contrary, and without expanding the scope of the express language in this Section 14(q)(ii), PNC need not complete any due diligence beyond the requirements of the relevant Foreign Financial Institution due diligence program regulations and PNC need not perform any task that need not be performed for the Fund to be in compliance with relevant Foreign Financial Institution due diligence program regulations.

Notwithstanding anything in this Section 14(q)(ii) to the contrary, the provisions of this Section 14(q)(ii) specifically excludes private bank account provisions of Section 312 of the USA PATRIOT Act.

(r)	Regulatory Requests. PNC will provide information and documentation relating to the Fund or other assistance relating to such information and documentation as the Fund may reasonably request to help the Fund respond to any government or regulatory request, including but not limited to a subpoena or request for information, provided, however, that if responding to such a request would cause an undue burden on PNC or would cause PNC to bear undue expense, PNC at its option may decline such request or shall be entitled to such fees or reimbursement of expenses as agreed to by the Fund and PNC.

(s)	Fund Information Requests. PNC will provide such information relating to the Fund as the Fund may reasonably request in connection with the services provided by PNC to the Fund pursuant to this Agreement, provided, however, that if responding to such a request would cause an undue burden on PNC or would cause PNC to bear undue expense, PNC at its option may decline such request or shall be entitled to such fees or reimbursement of expenses as agreed to by the Fund and PNC.

(t)	Access to Policies and Procedures. In connection with the Fund’s obligations under Rule 38a-1 of the 1940 Act, PNC shall (i) provide, via internet access, PNC’s policies and procedures related to the services that PNC is required to perform pursuant to this Agreement and summaries thereof, (ii) provide e-mail notification of updates to such policies and procedures, and (iii) upon request provide quarterly certifications with respect to such policies and procedures.

(u)	Other Services. PNC will provide such additional services to the Fund pursuant to this Agreement as shall be agreed in writing between the Fund and PNC from time to time.

15.	Duration and Termination. This Agreement shall continue in effect for a term of three years commencing as of the date hereof, and at the end of such three-year period shall automatically continue for successive one-year terms, provided, that the Fund’s Board of Trustees (“Board”) shall review this Agreement from time to time and at least annually in reference to the terms and conditions specifically set forth below in clauses (a)(i) to (a)(iii) of this Section 15. Notwithstanding the above, this Agreement may be terminated:

(a)	during the first three years, without the payment of any penalty for such termination:

(i)	by the Fund, on ninety (90) days’ prior written notice, as may be required by and consistent with the Board’s fiduciary obligations under the 1940 Act in connection with any annual review; however, in connection with such review of this Agreement by the Board, the Board acknowledges the fees to be received by PNC hereunder are fair and reasonable for a three-year term; or

(ii)	by the Fund, on sixty (60) days’ prior written notice, if PNC is in material breach of this Agreement and PNC has not remedied such breach within such sixty (60) day period; or

(iii)	by the Fund, on sixty (60) days’ prior written notice, if PNC:

(A)	enters into a transaction that would result in a change of control of greater than 50% of the beneficial ownership of the shares of beneficial interest of PNC, other than any such change of control where the Board determines the successor entity has similar financial standing and ability to provide services hereunder as PNC; or

(B)	files a petition for bankruptcy, or another comparable filing by PNC has occurred; or

(C)	has a materially impaired financial condition; or

(D)	has a significant regulatory problem or is the subject of a significant regulatory investigation; and

in the case of subsections (1) through (4) above, the Board determines in the exercise of its fiduciary obligations under the 1940 Act that such event materially impairs PNC’s ability to perform its duties under this Agreement; or

(iv)	by PNC, on one hundred fifty (150) days prior written notice, if the Fund is in material breach of the Agreement; and

(b)	at any time after the first three years, without the payment of any penalty, on ninety (90) days prior written notice by the Fund or on one hundred fifty (150) days prior written notice by PNC.

In the event of termination by the Fund pursuant to Sections 15(a)(i) or (b) or by PNC after a material breach of this Agreement by the Fund, all expenses (which shall not be deemed a penalty) associated with movement (or duplication) of records and materials, deconversion and conversion to a successor transfer agent or other service provider incurred by PNC, will be borne by the Fund.

During the first three years commencing as of the date hereof, BlackRock Advisors, LLC will not recommend termination of this Agreement provided such action or inaction by BlackRock Advisors, LLC is not contrary to its fiduciary obligations to the Fund.

16.	Notices. Notices shall be addressed (a) if to PNC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PNC may inform the Fund in writing); (b) if to the Fund, at BlackRock Funds III, 40 East 52nd Street, New York, New York 10022, Attention: Robert Connolly, Esq. (or such other address as the Fund may inform PNC in writing); or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the receiving party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17.	Amendments. This Agreement, or any term hereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18.	Assignment. PNC may assign this Agreement to any affiliate of PNC or of The PNC Financial Services Group, Inc., provided that PNC obtains the Fund’s prior written consent to such assignment.

19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.	Registration as a Transfer Agent. PNC represents that it is currently registered with the appropriate Federal agency for the registration of transfer agents, and that it will remain so registered for the duration of this Agreement. PNC agrees that it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent. Should PNC fail to be registered with the appropriate Federal agency as a transfer agent at any time during this Agreement, the Fund may, on written notice to PNC, immediately terminate this Agreement as to any or all Portfolios of the Fund.

22.	Miscellaneous.

(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)	No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement or otherwise to the contrary, the Fund agrees that no modifications to its registration statement and no policies which it may adopt or resolutions which the Board may adopt will affect materially the obligations or responsibilities of PNC hereunder without the prior written approval of PNC, which approval shall not be unreasonably withheld or delayed.

(c)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)	Information. The Fund will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Fund.

(e)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Notwithstanding the foregoing sentence, if any provision of this Agreement relating directly or indirectly to the term of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the parties shall immediately negotiate in good faith in order to agree upon a new provision which is either (i) economically equivalent to the invalid provision or (ii) acceptable to the party adversely affected by the invalidity of the prior provision.

(g)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)	No Representations or Warranties. Except as expressly provided in this Agreement, PNC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PNC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(i)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(j)	Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

(k)	Customer Identification Program Notice. To help the United States government fight the funding of terrorism and money laundering activities, United States federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PNC’s affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(l)	Liability of Trustees, etc. The names “BlackRock Fund II” and “Trustees of BlackRock Funds II” refer specifically to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 26, 2007, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds II” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the Trustees, officers, shareholders, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of Shares of the Fund must look solely to the Trust Property belong to such class for the enforcement of any claims against the Fund.

23.	Customer Identification Program Services.

(a)	To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PNC will do the following:

(i)	Implement procedures under which new accounts in the Portfolios are not established unless PNC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding “Customer” (as defined in 31 CFR 103.131).

(ii)	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which PNC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PNC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)	Determine whether any Customer’s name appears on a list of known or suspected terrorists or terrorist organizations designated by the Department of the Treasury, if any, consistent with 31 CFR 103.131(b)(4).

(v)	Regularly report to the Fund about measures taken under (i)-(iv) above.

(vi)	If PNC provides services by which prospective Customers may subscribe for Shares via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the Fund’s Customer Identification Program.

(vii)	Annually, or upon the Fund’s reasonable request, certify that PNC continues to implement its duties set forth under this Section 23(a).

(b)	Notwithstanding anything in this Agreement or otherwise to the contrary, and without expanding the scope of the express language set forth above in Section 23(a), PNC need not collect the Data Elements for (or verify) prospective customers (or accounts) beyond the requirements of relevant customer identification program regulations (for example, PNC will not verify customers opening accounts through NSCC) and PNC need not perform any task that need not be performed for the Fund to be in compliance with relevant customer identification program regulations.

(c)	Notwithstanding anything in this Agreement or otherwise to the contrary, PNC need not perform any of the steps described above in this Section 23 with respect to persons purchasing Shares via exchange privileges.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:

Name:

Title:

Date:

BLACKROCK FUNDS III

By:

Name:

Title:

Date:

By executing this joinder to this Agreement, BlackRock Advisors, LLC hereby agrees to be bound by all of the terms, provisions, covenants and obligations set forth in Section 15 of this Agreement.

BLACKROCK ADVISORS, LLC

By:

Name:

Title:

Date:

EXHIBIT A

THIS EXHIBIT A, dated as of March 29, 2010, is Exhibit A to that certain Transfer Agency Agreement dated as of March 29, 2010, between PNC Global Investment Servicing (U.S.) Inc. and BlackRock Funds III.

PORTFOLIOS

LifePath Retirement Portfolio — Class I

LifePath Retirement Portfolio — Class R

LifePath Retirement Portfolio — Class S

LifePath 2010 Portfolio — Class I

LifePath 2010 Portfolio — Class R

LifePath 2010 Portfolio — Class S

LifePath 2020 Portfolio — Class I

LifePath 2020 Portfolio — Class R

LifePath 2020 Portfolio — Class S

LifePath 2030 Portfolio — Class I

LifePath 2030 Portfolio — Class R

LifePath 2030 Portfolio — Class S

LifePath 2040 Portfolio — Class I

LifePath 2040 Portfolio — Class R

LifePath 2040 Portfolio — Class S

LifePath 2050 Portfolio — Class I

LifePath 2050 Portfolio — Class R

LifePath 2050 Portfolio — Class S

BlackRock S&P 500 Stock Fund

BlackRock Bond Index Fund

EXHIBIT B

Internet Account Management Services

1.	Definitions. Any term not herein defined in this Exhibit B shall have the meaning given such term in the Agreement. The following definitions shall apply to this Exhibit B:

(a)	“End-User” shall mean any Shareholder that accesses the PNC System via internet account management.

(b)	“Fund Web Site” means the collection of electronic documents, electronic files and pages residing on any computer system(s) maintained on behalf of the Fund, connected to the Internet and accessible by hypertext link through the World Wide Web to and from internet account management.

(c)	“Inquiry” shall mean any access to the PNC System via Internet Account Management System initiated by an End-User which is not a Transaction.

(d)	“Internet” shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

(e)	“Internet Account Management Services” or “IAM Services” means the services identified in Section 2 hereof to be provided by PNC utilizing the Fund Web Site, the Internet and certain software, equipment and systems provided by PNC, telecommunications carriers and security providers which have been certified by ICSA or a nationally-recognized audit firm (including but not limited to firewalls and encryption), whereby Inquires may be performed and. Transactions may be requested by accessing Internet Account Management System via hypertext link from the Fund Web Site.

(f)	“Internet Account Management System” or “IAM System” means the collection of electronic documents, electronic files and pages residing on PNC’s computer system(s) (or those elements of the computer system of one or more Internet Service Providers (“ISPs”) retained by PNC and necessary for PNC’s services hereunder), connected to the Internet and accessible by hypertext link from the Fund Web Site through the World Wide Web, where the Inquiry and Transaction data fields and related screens provided by PNC may be viewed.

(g)	“Shareholder” means the record owner or authorized agent of the record owner of shares of the Fund.

(h)	“Transaction” shall mean purchase, redemption, exchange or any other activity involving the movement of Shares initiated by an End-User.

2.	PNC Responsibilities. Subject to the provisions of this Exhibit B, PNC shall provide or perform, or shall retain other persons to provide or perform, the following, at PNC’s expense (unless otherwise provided herein):

(a)	provide all computers, telecommunications equipment, encryption technology and other materials and services reasonably necessary to develop and maintain IAM System to permit persons to be able to view information about the Fund and to permit End-Users with appropriate identification and access codes to perform Inquiries and initiate Transactions;

(b)	address and mail, at the Fund’s expense, notification and promotional mailings and other communications provided by the Fund to Shareholders regarding the availability of IAM Services;

(c)	prepare and process new account applications received through IAM System from Shareholders determined by the Fund to be eligible for such services and in connection with such, the Fund agrees as follows:

(i)	to permit the establishment of Shareholder bank account information over the Internet in order to facilitate purchase activity through the Automated Clearing House (“ACH”);

(ii)	the ACH prenote process will be waived and the ACH status will be set to active; and

(iii)	the Fund shall be responsible for any resulting gain/loss liability associated with the ACH process.

(d)	process the set up of personal identification numbers (“PIN”), as described in the IAM System Product Guide provided to the Fund, which shall include verification of initial identification numbers issued, reset and activation of personalized PIN’s and reissue of new PIN’s in connection with lost PIN’s;

(e)	provide installation services which shall include, review and approval of the Fund’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between IAM System and the Fund Web Site and testing the network connectivity and performance;

(f)	establish systems to guide, assist and permit End-Users who access IAM System from the Fund Web Site to electronically perform Inquires and create and transmit Transaction requests to PNC;

(g)	deliver to the Fund one (1) copy of the PNC IAM System Product Guide, as well as all updates thereto on a timely basis;

(h)	deliver a monthly billing report to the Fund, which shall include a report of Inquiries and Transactions;

(i)	provide a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and data) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of IAM System;

(i)	exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to PNC in writing from time to time, and all “point and click” features of JAM System relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications;

(k)	provide periodic site visitation (hit reports) and other information regarding End User activity under this Exhibit B as agreed by PNC and the Fund from time to time;

(1)	monitor the telephone lines involved in providing IAM Services and inform the Fund promptly of any malfunctions or service interruptions;

(m)	periodically scan PNC’s Internet interfaces and IAM System for viruses and promptly remove any such viruses located thereon; and

(n)	maintenance and support of JAM System, which includes providing error corrections, minor enhancements and interim upgrades to JAM System which are made generally available to customers and providing help desk support to provide assistance to Fund employees with the Fund’s use of IAM System; maintenance and support shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PNC to IAM System clients, as determined solely by PNC; or (ii) maintenance of customized features.

Notwithstanding anything in this Exhibit B or the Agreement to the contrary, the Fund recognizes and acknowledges that (i) a logon I.D. and PIN are required by End-Users to access PNC’s JAM System; (ii) End-User’s Web Browser and ISP must support Secure Sockets Layer (SSL) encryption technology; and (iii) PNC will not provide any software for access to the Internet; software must be acquired from a third-party vendor.

3.	Fund Responsibilities. Subject to the provisions of this Exhibit B and the Agreement, the Fund shall at its expense (unless otherwise provided herein):

(a)	provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the Fund Web Site, including the functionality necessary to maintain the hypertext links to JAM System;

(b)	promptly provide PNC written notice of changes in Fund policies or procedures requiring changes to the IAM Services;

(c)	work with PNC to develop Internet marketing materials for End-Users and forward a copy of appropriate marketing materials to PNC;

(d)	revise and update the applicable prospectus(es) and other pertinent materials, such as user agreements with End-Users, to include the appropriate consents, notices and disclosures for IAM Services, including disclaimers and information reasonably requested by PNC;

(e)	maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by PNC to the Fund in writing from time to time, and all “point and click” features of the Fund Web Site relating to acknowledgment and acceptance of such disclaimers and notifications; and design and develop the Fund Web Site functionality necessary to facilitate, implement and maintain the hypertext links to IAM System and the various Inquiry and Transaction web pages and otherwise make the Fund Web Site available to End-Users.

4.	Standards of Care for Internet Services.

(a)	Notwithstanding anything in the Agreement or this Exhibit B to the contrary (other than as set forth in the immediately succeeding sentence) with respect to the provision of services set forth in this Exhibit B (i) PNC shall be liable only for its own willful misfeasance, bad faith, gross negligence or reckless disregard in the provision of such services and (ii) the Fund shall indemnify, defend and hold harmless PNC and its affiliates (including their respective officers, directors, agents and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) incurred by such indemnified parties with respect to such services except for those for which PNC is liable under, sub-clause (i) of this sentence. For clarity, the provisions of the immediately preceding sentence shall not limit Sections 13(b), 13(c) or 13(d) of the Agreement or Section 7(c) of this Exhibit B. The provisions of this Section 4(a) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.

(b)	Notwithstanding anything to the contrary contained in the Agreement or this Exhibit B, PNC shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transmission via JAM Services or the consummation of any Inquiry or Transaction request not actually received by PNC. The Fund shall advise End-Users to promptly notify the Fund or PNC of any errors or inaccuracies in Shareholder data or information transmitted via JAM Services.

5.	Proprietary Rights.

(a)	Each of the parties acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other under this Exhibit B. Any software, interfaces or other programs a party provides to the other under this Exhibit B shall be used by such receiving party only during the term of this Exhibit B and only in accordance with the provisions of this Exhibit B and the Agreement. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

(b)

The Fund Web Site and IAM System may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-

transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the duration of this Exhibit B. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, United States copyright or other United States proprietary right of a third party.

(c)	Each of the parties hereto agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under Sections 5(a) or 5(b) of this Exhibit B and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in Sections 5(a) or 5(b) of this Exhibit B, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereto hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section 5(c) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.

6.	Representation and Warranty. Neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on IAM System or Fund Web Site, as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation shall be borne by such party.

7.	Liability Limitations; Indemnification.

(a)

The Internet. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet. Each party agrees the other shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the IAM Services and shall not be liable in any respect for the selection of any such third party, unless such party selected the third party in bad faith or in a grossly negligent manner.

(b)	PNC’s Explicit Disclaimer of Certain Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 2—4 OF THIS EXHIBIT B, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT B ARE PROVIDED “AS-IS” ON AN “AS-AVAILABLE” BASIS, AND PNC HEREBY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

(c)	Cross-Indemnity. Each party hereto agrees to indemnify, defend and hold harmless the other party and its affiliates (and their respective officers, directors, agents and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fee and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (“Liabilities”) arising in connection with any claims that any IAM Services or related work product infringes any proprietary or other rights or any infringement claim against any of such persons based on the party’s intellectual property licensed to the other party hereunder (provided the other party has used such intellectual property in conformity with the product guidelines), except to the extent such Liabilities result directly from the gross negligence or knowing or willful misconduct of the other party or its related indemnified parties. PNC’s responsibility to indemnify, defend and hold harmless shall not apply to any infringement claim related to (i) any modification or customization of the IAM Services made at the request or direction of the Fund, (ii) any modification or alteration of the IAM Services by anyone other than PNC, (iii) PNC’s compliance with the instructions or requests of the Fund relating to IAM Services or the services set forth in this Exhibit B, (iv) any combination of the IAM Services with any item(s), service(s), process(es) or data not authorized by PNC, (v) any marketing of the IAM Services for the benefit of third parties, (vi) the use of any open source software, or (vii) requirements, specifications or designs of the Fund. The provisions of this Section 7(c) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.

8.	Miscellaneous.

(a)	Independent Contractor. The parties hereto are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power or authority to bind or obligate the other in any manner not expressly set forth herein. Any contributions to IAM System by the Fund and any contributions to the Fund Web Site by PNC shall be works for hire pursuant to Section 101 of the Copyright Act.

(b)	Conflict with Agreement. In the event of a conflict between specific terms of this Exhibit B and the Agreement, this Exhibit B shall control as to IAM Services.

EXHIBIT C

WRAP PROCESSING SERVICES

1.	Transmit to the Fund purchase, redemption and related instructions and facilitate money settlement with respect to the Omnibus Accounts, which shall be registered as “PNC F/B/O Client Wrap Programs and their Customers” or “PNC F/B/O Client Wrap Programs,” as appropriate. Such activities shall be performed as set forth in the attached Schedule 1 of Exhibit C.

2.	Facilitate payment to Wrap Program Participants of the proceeds of redemptions, dividends and other distributions.

3.	Coordinate with a third party print mail provider, and at the request of the Fund, provide that third party with such information as is necessary for it to mail to Wrap Program Participants, among other things: (a) periodic account statements, (b) 1099R documentation, and (c) proxies, prospectus supplements, and annual reports of the Fund, all as are provided by the Fund.

4.	Reconcile share positions for each Wrap Program and upon request provide certification to the Fund with respect thereto. In connection therewith, the Fund shall provide to PNC daily confirmation of all trade activity and share positions for the Omnibus Account.

5.	Maintain records for each Wrap Program Participant which shall reflect shares purchased and redeemed, as well as account and share balances.

6.	Act as service agent in connection with dividend and distribution functions; perform shareholder account and administrative agent functions in connection with the issuance, transfer, and redemption or repurchase of Fund Shares. PNC shall create and maintain all records required of it pursuant to its duties under Section 14(p) of the Agreement and this Exhibit C and as set forth in this Exhibit C pursuant to applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained for the periods and in the places required by rule 31a-2 under the 1940 Act.

SCHEDULE 1 OF EXHIBIT C

On each day the New York Stock Exchange (the “Exchange”) is open for business (each, a “Business Day”), PNC or its agents may receive trade instructions with respect to the Wrap Programs and/or Wrap Program Participants for the purchase or redemption of shares of the Portfolios (“Trade Instructions”). Trade Instructions received in good order and accepted by PNC or its agents prior to the close of regular trading on the Exchange (the “Close of Trading”) on any given Business Day and transmitted to the Fund (i) by 11:59 p.m. Eastern Time if automated, and (ii) by 6:00 p.m. Eastern Time if manual on such Business Day will be executed by the Fund at the net asset value determined as of the Close of Trading on such Business Day. Any Trade Instructions received by PNC, or its agents, on such day but after the Close of Trading will be executed by the Fund at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Trade Instructions. The day on which a Trade Instruction is executed by the Fund pursuant to the provisions set forth above is referred to herein as the “Effective Trade Date.”

Upon the timely receipt from PNC of the Trade Instructions described in the above paragraph, the Fund will execute the purchase or redemption transactions (as the case may be) with respect to each Wrap Program at the net asset value computed as at the Close of Trading on the Effective Trade Date. Such purchase and redemption transactions will settle on the Business Day next following the Effective Trade Date. Payments for net purchase and net redemption orders shall be made through the NSCC’s settlement process or by wire transfer by PNC (for net purchases) or by the Fund (for net redemptions) to the account designated by the appropriate receiving party on the Business Day following the Effective Trade Date. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Trade Instructions. Trade Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the Effective Trade Date will apply.

In the event that PNC is in receipt of Trade Instructions in good order and is unable to transmit the Trade Instructions to the Fund by the above referenced deadlines, the Fund will accept the trades after such deadlines and before 10:00 a.m. Eastern Time on the day following the Effective Trade Date. PNC will furnish the Fund with an estimate of the net purchase or net redemption activity no later than 10:00 a.m. Eastern Time on the day following the Effective Trade Date. Payments for purchases and redemptions shall be made by wire transfer on the day following the Effective Trade Date.

March 29, 2010

- BLACKROCK FUNDS III

Re:	Transfer Agency Services Fees

Dear Sir/Madam:

This letter constitutes our agreement with respect to compensation to be paid to PNC Global Investment Servicing (U.S.) Inc. (“PNC”) under the terms of a Transfer Agency Agreement dated March 29, 2010 between BlackRock Funds III (“you” or the “Fund”) and PNC (the “Agreement”) for services provided on behalf of each of the Fund’s investment portfolios listed on Exhibit A to the Agreement (each a “Portfolio”). Pursuant to the Agreement, and in consideration of the services to be provided to each Portfolio, the Fund will pay PNC certain fees and reimburse PNC for its out-of-pocket and other expenses incurred on its behalf, as set forth below.

1)	Account Fee:

Open Direct Account	$ 16.00 per account per annum
Open NSCC Level III Accounts	$ 4.00 per account per annum
Closed Account:	$ 1.50 per account per annum

Fees shall be calculated and paid monthly based on one-twelfth (1/12th) of the annual fee. A closed account is defined as having a zero balance for more than 15 days and no dividend payable. Closed accounts are purged annually after year-end tax reporting.

2)	Annual Base Institutional Fee:

The annual base fee shall be $ 5,750 per Institutional CUSIP excluding BlackRock and Service class shares. Fees shall be calculated and paid monthly based on one-twelfth (1/12th) of the annual fee. This fee will be allocated based on net assets per CUSIP.

3)	Variable Series and Series Funds Fee: (N/A)

The annual base bee shall be $5,000 per Variable Series Portfolio. Fees shall be calculated and paid monthly based on one-twelfth (1/12th) of the annual fee.

4)	IRA Custodian Fee:

Active IRA Accounts:	$15.00 per social security number per annum*

5)	Annual Retirement Plan Document Fees:

IRA – Traditional (includes SEP)Active IRA Accounts:	$500
IRA – Roth	$500
IRA – Simple	$500
Coverdell ESA	$500

Non-ERISA 403 (b) (7)	$750
Money Purchase	$750
Profit Sharing	$750
EZ-k	$750

6)	Transaction Charges:

Purchase/Redemption/Transfer/ Maintenance:	$ 2.00 per transaction (Waived)
Customer Service/Broker Phone Calls:	$ 5.00 per call (Waived)
New Account Opening:	$ .40 per account (electronic interface) (Waived)
$ 5.00 per account (paper) (Waived)
12b-1 calculation:	$ .25 per account (per annum) (Waived) -
Checkwriting:	$ 1.85 per account with check writing (per annum)
$ .10 per check transaction (non-return of checks)
$12.50 each—stop payments*
$15.00 each—non-sufficient funds*
$ 2.50 each — check copy*
Wires (receipt/disbursement; international/domestic)	$ 7.50 per wire*
ACH Transaction:	$ .20 per item
Returned purchase check:	$20.00 each*

*May be paid by the shareholder.

7)	PNC FundDSERV/Networking Fees*:

PNC Setup fee:	$ 2,000.00 One-time Setup charge per fund family (PNC and Fund acknowledge these amounts have been paid)
PNC Transaction fees:
NSCC FundSERV	$.10 per transaction $.15 per transaction, if the trade is confirmed the same day
Commission Settlement:	No charge
ACATS:	No charge
Mutual Fund Profile Service:	$10.00 per month per fund/class

*FundSERV Networking fees will not exceed $20,000 per month.

Note: NSCC will deduct its direct monthly fee on the 15th of each month from PNC’s cash settlement that day. PNC will include these charges as an out-of-pocket expense on its next invoice. PNC will not charge a Transaction fee on trades via the NSCC-like

8)	Anti-Money Laundering Fee:

The anti-money laundering fee shall be $0.15 per open non-network level III account per year, not to exceed $1,500 per month.

9)	Customer Identification Program (CIP)

$2.25 per new customer verification. (Applicable to new non-network level III accounts only.)

$0.24 per CIP result stored in the database per year. (Results are stored for a maximum of 5 years.)

10)	Training:

$150 per hour, per resource

11)	Voice Response:

(Average monthly call volume <2,000)	$10,000
One Time Set-Up Fee:
Monthly Maintenance Fee:	$1,000
Per Minute Fee:	$0.23
Per Call Fee:	$0.10

(Average monthly call volume > 2,000)	$10,000
One Time Set-Up Fee:
Monthly Maintenance Fee:	$500
Per Minute Fee:	$0.23
Per Call Fee:	$0.10

12)	Cost Basis Accounting:

One-time set-up charge:	$50,000
Full Service:	$0.15 per eligible account per month
Network Level III Accounting:	$0.35 per eligible account per year

13)	E-Delivery Fees: (if applicable)

One-time set-up fee	$5,000 (Waived)

Monthly Maintenance Fee:	$1,000

E-Delivery Base Transmission Fee/Record:

Price records	$0.015
Other records	$0.030
(security, distribution, account master, transaction, position)

E-DeliveryDirect/Interactive/Trust/401K/ICUMgt. Co. Level Fee/Record:

Price records	$0.05
Other records	$0.01
(security, distribution, account master, transaction, position)

Enhancement Fee:	$175.00/hour

The aggregate Fees are not to exceed $20,833.33 per month.

14)	Electronic provision of monthly statement information from PNC’s OEP institutional transfer agency system (“OEP System”):
(N/A)

$300.00 per month

15)	E-Presentment of Quarterly Statements: (N/A)

Implementation fee:	Waived
PDF conversion:	1 million Images or less	$0.05 per Image
	1 million-3 million Images	$0.04 per Image
PDF storage:		$0.01 per Image

16)	Internet Account Management Services—Retail:

One Time Set-Up Fee (PNC and Fund acknowledge that these amounts have been paid)

Number of Accounts (counted at implementation)	Set-Up Fee
Less than 20,000 Accounts	$15,000
Between 20,001 and 50,000 Accounts	$20,000
Between 50,001 and 100,000 Accounts	$25,000
Between 100,001 and 500,000 Accounts	$30,000
Between 500,001 and 1,000,000 Accounts	$40,000
Over 1,000,000 Accounts	$50,000

Annual Recurring Fee—Starts in Year 1:

Number of Accounts[1]	Annual Fee
Less than 20,000 Accounts	$10,500
Between 20,001 and 50,000 Accounts	$14,000
Between 50,001 and 100,000 Accounts	$17,500
Between 100,001 and 500,000 Accounts	$21,000
Between 500,001 and 1,000,000 Accounts	$28,000
Over 1,000,000 Accounts	$35,000

1 Counted at implementation and then at each subsequent anniversary date from the date of implementation. Annual fee will be adjusted each year (if adjustment is applicable).

Monthly Minimums:

Number of Accounts	Inquiry Minimum	Transaction Minimum
Less than 20,000 Accounts	$1,200	$120
Between 20,001 and 50,000 Accounts	$1,600	$160
Between 50,001 and 100,000 Accounts	$2,000	$200
Between 100,001 and 500,000 Accounts	$2,600	$260
Between 500,001 and 1,000,000 Accounts	$3,200	$320
Over 1,000,000 Accounts	$4,000	$400

17)	Inquiry / Transaction / Account Maintenance/ New Account Set-Up Fees:

The fee for an Account Inquiry is $0.10 per occurrence. For an Account Transaction, the fee is $0.50 per occurrence. The fee for Account Maintenance is $1.00 per occurrence. The fee for New Account Set-Up is $1.50 per occurrence. These fees are tracked and billed monthly. A minimum monthly fee applies (as set forth above) for both inquiries and transactions.

Volume Discount for Inquiries:

(Over life of the Agreement) Number of Inquiries	Fee per Inquiry
Less than 100,000 Inquiries	$0.10
Between 100,001 and 200,000 Inquiries	$0.08
Between 200,001 and 300,000 Inquiries	$0.05
Over 300,000 Inquiries	$0.03

Other Fees:

Customization Fee: $175 per hour - $225 per hour, depending upon technical resources needed

18)	Data Repository and Analytic Suite—$120,000 per annum, 10,000 per month for up to 25 IDs $400 one time license fee (for IDs over 25) and $100 annual maintenance fee (for IDs over 25)

19)	Customer Management Suite License Fees:

First 30 seats at $4,300 per seat per annum

Next 30 seats at $4,000 per seat per annum

Over 60 seats at $3,700 per seat per annum

20)	COLD (Computer Output to Laser Disk) Storage*:

$10,000 on time license fee plus

$.009 per page

*COLD Storage fees will not exceed $58,000 per month.

21)	Disaster Recovery Services: N/A

One Time Facility/Technology Set Up Fee $ 50,000

Includes preparation of 18 workstations/call center seats, desktop PC’s and provisioning of ACD and any related VRU configuration to enable the receipt and routing of BlackRock calls delivered to PNC via toll-free allocation.

Service Access Fee	$250/seat/month ($4,500/month for 18 seats)

Includes provision of seats for agents equipped with an ACD set, fully operational desktop with BlackRock required applications, recorded lines, and typical office workstation supplies.

Use of Seats/Workstations	$3,200/event
Disaster Recovery Testing	$3,200/event
Call Routing/Related Testing Changes	$250 per change

22)	Dedicated Team/Programming Charges

1st FTE Resource (2000 hrs/yr) @ $125,000 per annum

2nd FTE Resources (2000 hrs/yr) no charge

3rd and 4th FTE Resources (2000 hrs/yr) @ $150,000 per FTE/per annum

Additional programming required to be charged at a rate of $175-$225/hr depending upon technical requirements. Support of the Merrill Lynch Brokerage proprietary “NSCC-Like” interface will be borne by the dedicated team. The BlackRock Funds acknowledge that coding and support of NSCC Important notices must and shall take priority over other initiatives being developed by the dedicated team.

23)	Advanced Output Solutions: (see the attached print mail schedule)

24)	Miscellaneous Charges include, but are not limited to, charges for the following products and services as applicable: ad hoc reports, ad hoc SQL time, banking services, COLD storage, digital recording, training, microfiche/microfilm production, magnetic media tapes and freight, pre-printed stock (including business forms, certificates, envelopes, checks and stationary), consolidated statement charges, audio response charges, negotiated time and materials for development and programming costs and conversion and deconversion expenses (unless otherwise agreed).

25)	Out-of-Pocket Expenses include, but are not limited to: telephone lines, postage, overnight delivery, mailgrams, hardware/phone lines for data transmissions and remote terminal(s), wire fees, ACH charges, exchange fee, record retention and storage, b/c notices, account transcripts, labels, user tapes, travel expenses, and expenses incurred at the direction of the Fund. Out-of-pocket expenses are billed as they are incurred.

26)	Shareholder Expenses include, but are not limited to: IRA/Keogh processing, exchange fees between Portfolios, requests for account transcripts, returned checks, lost certificate bonding, overnight delivery as requested by the shareholder, and wire fee for disbursement if requested by the shareholder. Shareholder expenses are billed as they are incurred.

27)	Service Account Investment Earnings/Balance Credits/Third-Party Vendor Redemption and Distribution Check Float: In connection with compensation that PNC earns each month from Service Accounts (as defined in the Agreement) and third-party check vendor accounts, PNC agrees to pay to the Fund each month with respect to such compensation: (a) one hundred percent (100%) of the investment earnings and balanced credits earned on Service Accounts less PNC’s funding expense for Service Account overdrafts; and (b) ninety percent (90%) of the redemption and distribution check account daily balances held by the third-party check vendor multiplied by the current U.S. Treasury Bill rate less thirty (30) basis points (i.e., 90% of account daily balances x (T-Bill – 30 basis points)).

The fee for the period from the date hereof until the end of the year shall be prorated according to the proportion, which such period bears to the full annual period.

Each party hereto is represented by counsel, and no presumptions shall arise favoring any party by virtue of the authorship of any provision of this letter.

If the foregoing accurately sets forth our agreement and you intend to be legally bound hereby, please execute a copy of this letter and return it to us.

Very truly yours,
PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:

Name:

Title:

Business Approval:

Agreed and Accepted:

BLACKROCK FUNDS III

BlackRock Funds III

By:

Name:

Title:

BlackRock Funds III

Advanced Output Solutions

Print./ Mail Pricing Schedule

A.	Daily/Monthly/Quarterly/Annual Statement Output

DATA PROCESSING/PRINTING/INSERTING
	¡ Simplex Periodic Statements	$0.105/Simplex Page
	¡ Duplex Periodic Statements	$0.14/Duplex Page
	¡ Dealer/Rep Pages	$0.050/Simplex Page
	¡ 12b1, Commission Check Processing	$0.11/Simplex Page
	¡ Redemption/Replacement/Dividend/SWP Check Processing	$0.11/Simplex Page
	¡ Inserting Additional Inserts	$0.018/Insert
	¡ Work Order Administration fee	$15.00 Each
	¡ Print Images	$0.06 Each

B.	Shipping / Inventory

	¡ Non-USPS courier support / package	$4.50
	¡ Inventory dumps / S.K.U.	$20.00
	¡ Inventory receipts / S.K.U.	$20.00
	¡ Inventory storage / location / month – per skid	$20.00
	¡ Disaster Recovery Storage monthly	$15.00
	¡ Courier Charge	Cost
	¡ Shipping Boxes	$0.85 Each
	¡ Oversized Envelopes	$0.45 Each
	¡ Pressure Sensitive Labels	$0.20 Each
	¡ Affix Labels / each	$0.10 ($125 min)
	¡ Per Piece Pre-Sort Fee	$0.035

C.	Misc. Fees

	¡ Manual pulls	$3.50 Each
	¡ Special Projects Hourly Work	$30.00

D.	Special Mailings

	¡ Work Order Administration fee	$15.00 Each
	¡ Creation of Admark Tape	$115.00
	¡ Household Accounts	$6.00/K
	¡ ZIP+4 Data Enhancement	$0.008 Each ($50 min)
	¡ Adhoc Programming	$100.00 per hour
	¡ Data Manipulation	$70.00 per hour
	¡ Admark Self Mailer	$0.03 Each ($75 min)
	¡ Admark & Machine Insert #10 or 6x9 (includes 1 piece)	$0.050 Each ($75 min)
	¡ Additional Machine Insert #10 or 6x6	$0.02 Each
	¡ Admark & Machine Insert 9x12 (includes 1 piece)	$0.11 Each ($100 min)
	¡ Additional Machine Insert 9x12	$0.05 Each
	¡ Admark Only #10, 6x9 or 9x12	$0.032 Each ($75 min)
	¡ Admark & Hand insert #10, 6x9 (includes 1 insert)	$0.061 Each ($75 min)

	¡ Admark & Hand Insert 9x12 (includes 1 insert)	$0.07 Each ($100 min)
	¡ Hand Sort	$0.025 Each
	¡ Print, Affix & Insert 1 piece Pressure Sensitive labels	$0.25 Each ($50 min)
	¡ Print Labels only	$0.08 Each
	¡ Affix Labels only each per mailing	$0.08 Each ($75 min)
	¡ Additional inserts	$0.018/Insert
	¡ Legal Drop per Mailing	$125.00
	¡ Copy of 3602 or 3606 per Mailing	$3.00 Each
¡ Tabbing
	¡ 1 Tab	$8.00/K
	¡ 2 Tabs	$12.00/K

F.	Year End Tax Form Output Processing

	¡ Print/Process	$0.25 Each
	¡ Work Order Fee	$15.00 Each
	¡ Minimum Processing/Job	$75.00 Each
	¡ Pulls	$2.50 Each
	¡ Presort Fee	$0.035 Each
	¡ Affidavit Charge	$3.50 Each
	¡ Duplicate Tax Forms	$0.50 Each
	¡ Intelligent Inserting	$0.045 Each
	¡ Additional Machine Inserts	$0.018 Each
	¡ Additional Hand Inserts	$0.06 Each

G.	Other Tax/Compliance Mailings

	¡ Duplex Print	$0.105 Each
	¡ Simplex Print	$0.085 Each
	¡ Affidavit Charge	$3.50 Each
	¡ Machine Insert	$56.00/K
	¡ Hand Insert	$65.00/K
	¡ Machine Folding	$18.00/K
	¡ Custom Folding	$0.12 Each
	¡ Additional Machine Inserts	$0.018 Each
	¡ Additional Hand Inserts	$0.06 Each
	¡ Work Order Fee	$15.00 Each
	¡ Minimum Processing/Job	$75.00
	¡ Pulls	$3.50 Each
	¡ Presort Fee	$0.035 Each

E.	Digital Services

	¡ PDF Conversion and Server Storage of images	$0.0198 per image
	¡ Original CD-ROM Charges	$225.00 per CD
	¡ Duplicate CD-ROM Charge	$175.00 per CD
	¡ E-Notification Event Fee (Stmts, AR, SAR, etc.)	$500.00 per event
	¡ E-Mail Notifications	$0.10 per E-Mail
	¡ Handling / Processing of Rejected E-Mails	$5.00 per reject

[End of Schedule]